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                                                                    Exhibit 3.1A
                             ARTICLES OF AMENDMENT

                                     TO THE

                           ARTICLES OF INCORPORATION

                                       OF

                          UIH AUSTRALIA/PACIFIC, INC.

                        (Pursuant to Section 7-110-106)


     UIH Australia/Pacific, Inc., a corporation organized and existing under and by virtue of the Colorado Business Corporation Act (the "Corporation"), does hereby certify as follows for the purpose of amending its Articles of
Incorporation:

          1. That the Board of Directors of the Corporation duly adopted resolutions containing amendments to the Articles of Incorporation of the Corporation set forth below, declaring such amendments to be advisable and calling for the approval of the sole stockholder of the Corporation to such amendments.

          2. That sole holder of all outstanding stock of each class of the Corporation entitled to vote thereon, acting by means of written consent in lieu of a meeting pursuant to Section 7-107-104 of the Colorado Business Corporation Act, adopted and approved these Articles of Amendment to the Articles of Incorporation of the Corporation.

          3. That the Articles of Incorporation be amended by deleting Sections 2.1 and 2.2 of Article II in their entirety and inserting in lieu thereof as follows:

          2.1  Authorized Capital.  (a)  Capital Stock.  The total number of
               ------------------        -------------
     shares of stock that the Corporation shall have authority to issue is 31,000,000, divided into the following classes:

                        (i) 30,000,000 shares of common stock, par value of $.01 per share ("Common Stock"); and

                        (ii) 1,000,000 shares of preferred stock, par value of $.01 per share which shall be available for designation by the Board of Directors pursuant to Section 2.

               (b) Preferred Stock.  The Board of Directors is authorized,
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     subject to any limitations prescribed by law, to provide from time to time for the issuance of the shares of preferred stock in series, and by filing a certificate pursuant to the
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     applicable law of the State of Colorado, to establish the characteristics of each series, including the following:


                        (i) the number of shares of that series, which may subsequently be increased or decreased (but not below the number of shares of that series then outstanding) by resolution of the Board of Directors, and the distinctive designation thereof;

                        (ii) the voting powers, full or limited, if any, of the shares of that series and the number of votes per share;

                        (iii) the rights in respect of dividends on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates and the relative rights or priority, if any, of payment of dividends on shares of that series and any limitations, restrictions or conditions on the payment of dividends;

                        (iv) the relative amounts, and the relative rights or priority, if any, of payment in respect of shares of that series, which the holders of the shares of that series shall be entitled to receive upon any liquidation, dissolution or winding up of the Corporation;

                        (v) the terms and conditions (including the price or prices, which may vary under different conditions and at different redemption dates), if any, upon which all or any part of the shares of that series may be redeemed, and any limitations, restrictions or conditions on such redemption;

                        (vi) the terms, if any, of any purchase, retirement or sinking fund to be provided for the shares of that series;

                        (vii) the terms, if any, upon which the shares of that series shall be convertible into or exchangeable for shares of any other class, classes or series, or other securities, whether or not issued by the Corporation;

                        (viii) the restrictions, limitations and conditions, if any, upon issuance of indebtedness of the Corporation so long as any shares of that series are outstanding; and

                        (ix)   any other preferences and relative,
     participating, optional or other rights and limitations not inconsistent with law, this Article II or any resolution of the Board of Directors pursuant to this Article II.

          2.2  Voting of Shares of Common Stock.  Each shareholder of record of
               --------------------------------
     Common Stock entitled to vote shall have one vote for each share of Common Stock standing in his name on the books of the Corporation.
     Notwithstanding the

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     foregoing, in the election of the directors of the Corporation, the shareholder of Common Stock shall have the right to vote such number of shares for as many persons as there are directors to be elected. Cumulative voting shall not be allowed in the election of directors or for any other purpose.

          4. Immediately upon the filing of these Articles of Amendment to the Articles of Incorporation (the "Effective Time"), 500 shares of Common Stock issued and outstanding immediately prior to the Effective Time (the "Old Common Stock"), shall automatically, without further action on the part of the corporation or any holder of such Old Common Stock, be reclassified as and converted into a total of 13,864,941 fully paid and nonassessable shares of New Common Stock as herein authorized (the "Stock Split"). Such reclassification and conversion of Old Common Stock into New Common Stock shall not change the par value per share of the shares reclassified and converted, which par value shall remain $.01 per share. The reclassification of the Old Common Stock into New Common Stock will be deemed to occur at the Effective Time, regardless of when the certificates representing such Old Common Stock are physically surrendered to the Corporation. After the Effective Time, certificates representing the Old Common Stock will, until such shares are surrendered to the Corporation, represent the number of shares of New Common Stock into which such Old Common Stock shall have been converted pursuant hereto. The Corporation is authorized to use a book-entry transfer facility to reflect ownership of the New Common Stock; however, upon request and in accordance with the procedures of any such book-entry transfer facility and Colorado law, the stockholder shall be entitled to receive a certificate representing shares of New Common Stock.

     Following the Effective Time, the capital of the corporation shall be adjusted to reflect the change in the outstanding shares of the Corporation.

     IN WITNESS WHEREOF, these Articles of Amendment to the Articles of Incorporation of the Corporation have been signed this 12th day of November, 1997.

                                        UIH AUSTRALIA/PACIFIC, INC.


                                        By:   /s/ J. Timothy Bryan
                                           -------------------------------------
                                              J. Timothy Bryan
                                              Chief Financial Officer

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